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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-97623 of Roundy's, Inc. of our report dated February 26, 2002, except for
Note 1 and Note 15, as to which the date is May 14, 2002, appearing in the Prospectus, which is part of such Registration Statement, and of our report dated February 26, 2002 relating to the financial statement schedule appearing elsewhere in such Registration Statement.

We also consent to the reference to us under the headings "Summary Consolidated Financial Data", "Selected Historical Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 6, 2002